Exhibit 99.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of February 13, 2009, by and between New Century Equity Holdings Corp., a Delaware corporation (the “Company”), and Newcastle Partners, L.P., a Texas limited partnership (the “Investor”).

R E C I T A L S :

WHEREAS, concurrently with the execution hereof, the Company is consummating a transaction (the “Acquisition”) to acquire Wilhelmina International, Ltd. and certain affiliated companies pursuant to an Agreement dated August 25, 2008, 2008 (the “Acquisition Agreement”); and

WHEREAS, the Company has entered into that certain Purchase Agreement, dated August 25, 2008 (the “Purchase Agreement”), with the Investor pursuant to which the Investor has agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investors, shares of the Company’s common stock, par value $.01 (the “Common Stock”), in order to provide financing in connection with consummating the Acquisition; and

WHEREAS, the Company has agreed to grant certain registration rights with respect to the shares of Common Stock issued to the Investor under the Purchase Agreement (including those shares of Common Stock issued thereunder following the Closing) (the “Shares”); and

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used but not defined herein shall have the respective meanings given to them in the Purchase Agreement.

As used herein, the following terms shall have the following respective meanings:

1.1           “Affiliate” shall have the meaning set forth in Rule 144.

1.2           “Commission” shall mean the U.S. Securities and Exchange Commission or any other successor federal agency at the time administering the Securities Act.

1.3            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.4           “Holders” shall mean and include the Investor and any person or entity who holds Registrable Securities of record and is a permitted transferee hereunder.

1.5           “Priority Securities” shall mean (1) the Registrable Securities and (2) the shares of Common Stock or other securities subject to contractual demand registration rights held by persons or entities who have been granted such rights pursuant to the Wilhelmina Registration Rights Agreement.

1.6           “Register,” “registered” and “registration” refer to a registration effected by preparing and filing with the Commission a registration statement in compliance with the Securities Act, and the declaration or ordering by the Commission of the effectiveness of such registration statement.

1.7           “Registrable Securities” means any and all shares of Common Stock (i) held by Investor (including the Shares and any other shares of Common Stock previously held by Investor or subsequently purchased by it) and (ii) issued or issuable with respect to the Common Stock referred to in clause (i) above upon any stock split, stock dividend, recapitalization, reclassification, exchange, merger or other similar event.  The term “Registrable Securities” shall exclude in all cases, however, such shares of Common Stock (i) following their sale by a Holder to the public pursuant to a registered offering or pursuant to Rule 144 or (ii) sold in a private transaction in which the Holder’s registration rights under this Agreement are not assigned.

1.8           “Registration Expenses” shall mean all reasonable and customary expenses incurred by the Company in complying with Articles 2, 3 and 5 hereof, including, without limitation, all registration, qualification and Commission, National Association of Securities Dealers, Inc., stock exchange and other filing fees, printing expenses, duplication expenses relating to copies of any registration statement or prospectus delivered to any Holders, escrow fees, fees and disbursements of legal counsel for the Company, fees and disbursements of the Company’s accountants and blue sky fees and expenses.  The Registration Expenses shall not include the Selling Expenses.

1.9           “Rule 144” shall mean Rule 144 under the Securities Act or any other successor rule or regulation then in effect.

1.10           “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.11           “Selling Expenses” shall mean all underwriting fees, selling broker or dealer manager fees, discounts and selling commissions applicable to the Registrable Securities registered on behalf of the Holders and the fees and expenses of any special counsel engaged by the Holders.

1.12           “Wilhelmina Registration Rights Agreement” shall mean that certain Registration Rights Agreement executed and delivered by the Company pursuant to the Acquisition Agreement.

ARTICLE 2
REQUIRED REGISTRATION

2.1           Request for Registration.

(a)           At any time following the one year anniversary of the date hereof, the Investor may make a written request to the Company to file a registration statement under the Securities Act covering all or part of the Registrable Securities.  As soon as reasonably practicable following its receipt of such written request (the “Demand Registration Filing Date”), the Company will prepare and file with the Commission a registration statement under the Securities Act covering all of the Registrable Securities requested to be included therein, and the Company will use its commercially reasonable efforts to obtain the effectiveness of such registration as soon as practicable as would permit or facilitate the resale and distribution of all securities requested to be registered.

(b)           Notwithstanding the foregoing, the Company shall not be required to file a registration statement pursuant to Section 2.1(a) under any of the following circumstances:

(i)           within 90 days after the effective date of a registration statement filed in connection with an underwritten public offering of securities of the Company;

(ii)           the Company promptly delivers written notice (“Delay Notice”) to Holder that it:

(1) has determined (whether before or within 30 days after receiving any request pursuant to Section 2.1(a)) to file a registration statement for an underwritten public offering of securities as to which the Company expects to receive net proceeds of at least $12,500,000 (after deducting all costs, discounts, commissions, and other expenses of the offering), or (2) has initiated bona fide discussions with underwriters in preparation for a public offering of its securities as to which it expects to receive net proceeds of at least $12,500,000 (after deducting all costs discounts, commissions, and other expenses of the offering) and its underwriters reasonably believe (as evidenced by a letter to the Company) that such public offering would be materially adversely affected by a registration pursuant to Section 2.1(a); provided, however, that the Company may postpone the filing of a registration statement pursuant to this clause (iii) no longer than (X) 120 days after the effective date of the registration statement to be filed by the Company as stated in the Delay Notice, if such registration statement is filed within 45 days after the date of delivery of the Delay Notice and becomes effective within 90 days after the date of delivery of the Delay Notice, (Y) 90 days after the date of delivery of the Delay Notice, if such registration statement is filed within 45 days after the date of delivery of the Delay Notice but does not become effective within such 90-day period, or (Z) 45 days after the date of delivery of the Delay Notice if such registration statement is not filed within 45 days after the date of delivery of the Delay Notice; and provided further, that the Company may exercise the rights in this clause (1) no more than once in any 24-month period; or

(2)           is in possession of material information that it reasonably deems advisable not to disclose in a registration statement; provided, however, that the Company may postpone the filing of a registration statement in connection with a  registration pursuant to Section 2.1(a) under this clause (2) for so long as such information continues to be material and non-public, but in no event longer than 90 days after the request for such registration or for more than an aggregate of 90 days during any 24-month period;

(iii)           the Company promptly delivers written notice (“Prior Registration Notice”) to the Investor that the Company has filed and is using reasonable efforts to have declared effective, or at the time of receipt of the request for a registration pursuant to Section 2.1(a) is required to file, a registration statement pursuant to demand registration rights granted to any person or entity; provided, however that the Company may postpone the filing of a registration statement pursuant to Section 2.1(a) for a period of no longer than (1) 120 days after the effective date of such other registration statement if such other registration statement was filed before the date of delivery of the Prior Registration Notice or within 45 days thereafter and in either case becomes effective within 90 days after the date of delivery of the Prior Registration Notice; (2) 90 days after the date of delivery of the Prior Registration Notice, if such other registration statement was filed before the date of delivery of the Prior Registration Notice or within 45 days thereafter but, in either case, does not become effective within such 90-day period; or (3) 45 days after the date of delivery of the Prior Registration Notice, if such other registration statement was not filed before the date of delivery of the Prior Registration Notice and is not filed within 45 days thereafter;

(iv)           the Chief Executive Officer of the Company prior to the Demand Registration Filing Date stating that, in the good faith judgment of the Board of Directors of the Company, (1) it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed by reason of a material pending transaction (other than any financing (whether a primary or resale distribution) contemplated by (i), (ii) or (iii) above) or (2) the filing of such registration statement would require the disclosure of material information which the Company has a bona fide business purpose for preserving as confidential, then the Company shall have the right to defer such filing for a period of not more than 90 days after the Demand Registration Filing Date; or

(v)           the Registrable Securities are expected to have an aggregate disposition price (before deductions for underwriting discounts and commissions) of at least $12,500,000.

(c)             Any registration statement filed pursuant to Section 2.1(a) shall contain (unless the Investor otherwise directs) substantially the “Plan of Distribution” attached hereto as Annex A. A registration shall be deemed to have been effected (and the demand right therefore exercised pursuant to Section 2.1(a)) if the applicable registration has become effective, unless it results in a (A) Limited Registration (as defined in Section 2.3(d)) or (B) a Failed Registration (as defined in Section 2.1(d)). Subject to the foregoing, the Investor may revoke any registration request made pursuant to Section 2.1(a) and/or withdraw securities from an applicable registration.

(d)           The Company shall be obligated to effect only one registration pursuant to this Section 2.1, subject to the provisions of Section 2.2.  If any registration is commenced pursuant to this Section 2.1 and a sale of the Registrable Shares thereunder is not consummated for any reason whatsoever (a “Failed Registration”), such Failed Registration shall not be deemed to constitute a registration under this Section 2.1 and the Investor shall retain its rights pursuant to this Section 2.1.  Any expenses in connection with a Failed Registration shall be paid in accordance with Article 4 hereof.

2.2           Shelf Registration.  At any time from and after the date hereof and from time to time, the Investor may make a written request to the Company to prepare and file with the Commission a shelf registration statement under the Securities Act covering all of the Registrable Securities then outstanding on a delayed or continuous basis pursuant to Section 415 of the Securities Act (a “Shelf Registration”).  The Company will use its commercially reasonable efforts to prepare and file with the Commission, no later than 45 days following its receipt of such written request (the “Shelf Registration Filing Date”), a registration statement under the Securities Act covering all of the Registrable Securities requested to be included therein and the Company will use its reasonable best efforts to obtain the effectiveness of such registration as soon as practicable as would permit or facilitate the original issuance or subsequent resale and distribution of all securities requested to be registered hereunder.  Notwithstanding the foregoing, however, the Company may defer the filing of such registration statement pursuant to and in accordance with the provisions of Section 2(i)(b).  Such registration statement shall contain (unless the Holders otherwise direct) substantially the “Plan of Distribution” attached hereto as Annex A.   Notwithstanding anything to the contrary, in the case of any shelf registration pursuant to this Section 2.2, the Company shall use its reasonable best efforts to keep the relevant registration statement effective until the earlier of (i) a period of two years or (ii) the date as of which all the securities requested to be registered (including whether or not subsequently transferable under Rule 144) under the shelf registration statement have been disposed of in a manner described therein; provided further that the Company shall be obligated to re-file a Shelf Registration at the request of Investor if such registration expires and not all securities requested to be registered thereunder have been disposed of.  Notwithstanding anything to the contrary, in the event that the Company is not eligible to effect a Shelf Registration, (a) this Section 2.2 shall not apply and (b) the Investor shall have the right on two (as opposed to one) occasions to make a request for the Company to file a registration statement pursuant to Section 2.1; provided that the Company shall not be obligated to effect more than one such demand registration pursuant to Section 2.1 in any 12 consecutive calendar months.

2.3           Underwriting.

(a)           The distribution of the Registrable Securities covered by a registration statement referred to in Section 2.1 shall be effected by means of the method of distribution reasonably selected by the stockholder participants holding a majority in interest of the Priority Securities that have been properly elected to be included in the relevant registration (the “Majority in Interest”). Subject to the foregoing, the Majority in Interest may also change the resale distribution method from time to time (subject to amendment of the registration statement at the expense of the relevant stockholder participants as required to describe such changes).

(b)           Any resale distribution of securities (including Registrable Securities) covered by a registration statement filed pursuant to Section 2.2 above shall be effected by means of the method of distribution and timing reasonably selected by the Holders.

(c)           If a distribution is effected by means of an underwriting, the Company (together with all Holders proposing to distribute their securities through such underwriting) shall enter into an underwriting agreement in customary form with a managing underwriter of regional or national recognized standing selected for such underwriting by a Majority in Interest (in the case of a registration pursuant to Section 2.1) or by the Holders (in the case of a registration pursuant to Section 2.2), and in each case approved by the Company (such consent not to be unreasonably withheld).

(d)           Notwithstanding any other provision of this Article 2, with respect to a distribution of securities covered by a registration statement filed pursuant to either Section 2.1 or Section 2.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Company shall so advise all Holders of Registrable Securities, and the number of shares of Registrable Securities to be included in the underwriting shall be allocated (i) first, among the holders of Priority Securities, pro rata according to the number of Priority Securities that have been properly elected to be included in the relevant registration, and (ii) second, in the event that the number of shares that the managing underwriter believes may be underwritten has not been reached pursuant to (i), pro rata according to the number of other securities offered to be included in such underwriting.

(e)           In the event that, as a result of the “cutback” provisions of Section 2.3(d), the Investor making a request pursuant to Section 2.1 is unable to register more than 66 2/3rds% of the Registrable Securities which the Investor has properly requested to be registered in accordance with the provisions of this Agreement (such limited registration, a “Limited Registration”), than the requesting Holder shall not be deemed to have made a request pursuant to Section 2.1 and, notwithstanding the effectiveness of the applicable registration, shall preserve its right to make a request pursuant to Section 2.1 in the future, subject in all cases to the provisions of this Agreement.

(f)           If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Holders, and the applicable registration shall be deemed to be a Failed Registration (and the Investor shall retain its demand rights) for purposes of  Section 2.1(b) hereof. The Registrable Securities so withdrawn shall also be withdrawn from registration.

ARTICLE 3
COMPANY REGISTRATION

3.1           Notice of Registration to Investor.  If at any time or from time to time from and after the date hereof and ending on the eighth anniversary of the date hereof, the Company shall determine to register any of its securities, either for its own account or the account of any security holder or holders, other than (i) a registration relating solely to employee benefit plans on Form S-8 (or any successor form) or relating to a dividend reinvestment plan, stock option plan or other compensation plan, (ii) a registration on Form S-4 (or any successor form) or other registration in connection with mergers, acquisitions, exchange offers or similar transactions, (iii) a registration on any form that does not permit secondary sales or (iv) a registration relating solely to a subscription offering or rights offering, the Company will:

(a)           promptly give to the Investor written notice thereof; and

(b)           include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the Registrable Securities specified in a written request, made within 15 days after receipt of such written notice from the Company described in Section 3.1(a), by the Investor, but only to the extent that the original issuance or resale distribution of such Registrable Securities is not already covered by an effective registration statement under Article 2 above.

3.2           Underwriting.

(a)           If the registration of which the Company gives notice is for an offering involving an underwriting, the Company shall so advise the Investor as part of the written notice given pursuant to Section 3.1(a).  In such event, the right of the Investor to registration pursuant to this Article 3 shall be conditioned upon the Investor’s participation in such underwriting and the inclusion of the Investor’s Registrable Securities in the underwriting to the extent provided herein.  The Investor shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company; provided, however, that the liability of the Investor thereunder shall in no event exceed the lesser of (i) the Investor’s pro-rata portion of the liability based on the Investor’s shares sold in the offering as compared to the total number of shares sold in the offering, and (ii)  an amount equal to the net proceeds from the offering received by the Investor.

(b)           Notwithstanding any other provision of this Article 3, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Company shall so advise the Investor, and the number of shares of Common Stock to be included in such registration shall be allocated as follows:  (i) first, for the account of the Company, all shares of Common Stock proposed to be sold by the Company; and (ii) second, for the account of the Investor and any other stockholders of the Company participating in such registration who have contractual rights to be included in such registration similar to the rights of the Investor, the number of shares of Common Stock requested to be included in the registration by the Investor and such other stockholders in proportion, as nearly as practicable, to the respective number of shares that are proposed to be offered and sold by the Investor and such other stockholders at the time of filing the registration statement.  No Registrable Securities or other shares of Common Stock excluded from the underwriting in this Article 3 by reason of the underwriters’ marketing limitation shall be included in such registration.

(c)           The Company shall so advise the Investor and the other stockholders distributing their securities through such underwriting of any such foregoing limitation and the number of shares that may be included in the registration.  If the Investor disapproves of the terms of any such underwriting, the Investor may elect to withdraw therefrom by written notice to the Company and the managing underwriter.  Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration; provided that the Company may determine, at its election, to  increase, on a pro rata basis for the securities of stockholders then included in the registration (giving effect to the withdrawal), the number of shares of the other stockholders participating in the registration.

(d)           The Company shall have the right to terminate or withdraw any registration initiated by it under this Article 3 prior to the effectiveness of such registration, whether or not the Investor has elected to include Registrable Securities in such registration; provided that the Investor shall have the right to convert such registration into a demand registration covered by Section 2.1 hereof.

ARTICLE 4
EXPENSES OF REGISTRATION

All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Articles 2, 3 and 5, the reasonable fees of one counsel for the Holders of Registrable Securities (up to a maximum of $10,000) in the case of a registration in which a Holder participates and any other similar out-of-pocket expenses incurred by any Holder or Holders pursuant to any applicable underwriting agreement in connection with a registration hereunder shall, in each case, be borne by the Company.  All Selling Expenses relating to Registrable Securities registered on behalf of a Holder shall be borne by such Holder.

ARTICLE 5
REGISTRATION PROCEDURES

(a)           In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  The Company will use its commercially reasonable efforts to effect or cause such registration to permit the sale of the Registrable Securities covered thereby in accordance with the intended method or methods of distribution thereof described in such registration statement.  In connection with any registration of any Registrable Securities, the Company shall:

(i)           prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective;

(ii)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus included therein as may be necessary to effect and maintain the effectiveness of such registration statement pursuant to the applicable rules and regulations of the Commission and the instructions applicable to the form of such registration statement (provided, however, that the Company shall not be obliged to maintain the effectiveness of such registration statement longer than through the earlier of (A) six months (or two years in the case of a Shelf Registration) following the effective date of such registration statement and (B) such time as all Registrable Securities registered thereunder have been sold pursuant to such registration statement), and furnish to the Holders of the Registrable Securities covered thereby copies of any such supplement or amendment prior to its use and/or filing with the Commission;

(iii)           permit one legal counsel for the Holders whose Registrable Securities are to be included in a registration statement hereunder to review and comment upon a registration statement, and all amendments and supplements thereto, within a reasonable amount of time prior to its filing with the Commission, and not file any registration statement, or amendment or supplement thereto, in a form to which such legal counsel reasonably and timely objects.  The Company shall furnish to such legal counsel, without charge, copies of any correspondence from the Commission to the Company or its representatives relating to any registration statement;

(iv)           promptly notify the Holders whose Registrable Securities are to be included in a registration statement hereunder, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold, and confirm such advice in writing, (A) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (D) of any request by the Commission for any amendment or supplement to a registration statement or related prospectus or related information or (E) if, at any time when a prospectus is required to be delivered under the Securities Act, such registration statement or prospectus, or any document incorporated by reference in any of the foregoing, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.  In the case of clause (E), the Company shall promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission;

(v)           use its commercially reasonable efforts to obtain at the earliest practicable date the withdrawal of any order suspending the effectiveness of such registration statement or any post-effective amendment thereto or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction;

(vi)           furnish to each Holder of Registrable Securities to be included in such registration statement, each placement or sales agent, if any, therefor and each underwriter, if any, thereof, without charge, a conformed copy of such registration statement and any amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference) and such number of copies of the prospectus included in such registration statement (including each preliminary prospectus, any summary prospectus and any free writing prospectus), and any amendment or supplement thereto, as such Holder, agent, if any, and underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder, sold by such agent or underwritten by such underwriter and to permit such Holder, agent and underwriter to satisfy the prospectus delivery requirements of the Securities Act;

(vii)           use its commercially reasonable efforts to (A) register or qualify the Registrable Securities to be included in such registration statement under such other securities laws or blue sky laws of such states of the United States or the District of Columbia as may be reasonably requested by the Holders of a majority of such Registrable Securities participating in such registration, each placement or sales agent, if any, therefor or the managing underwriter, if any, thereof, (B) keep such registrations or qualifications in effect and comply with such laws at all times during the period described in Section 5(a)(ii) above, and (C) take any and all such actions as may be reasonably necessary to enable such Holder, agent, if any, and underwriter, if any, to consummate the disposition in such jurisdictions of such Registrable Securities; provided, however, that in order to fulfill the foregoing obligations under this Section 5(a)(vii), the Company shall not (unless otherwise required to do so in any jurisdiction) be required to (1) qualify generally to do business as a foreign company or a broker-dealer, (2) execute a general consent to service of process or (3) subject itself to taxation;

(viii)                      furnish, at the request of the Holders of a majority of such Registrable Securities participating in such registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders, addressed to the underwriters, if any, and to such Holders and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders, addressed to the underwriters, if any, and, if permitted by applicable accounting standards, to such Holders; and

(ix)           otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission in connection with any such registration.

(b)           The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish in writing to the Company such information regarding such Holder and such Holder’s method of distribution of such Registrable Securities as the Company may from time to time reasonably request or as is required to be included in any registration to be included in any registration statement filed pursuant to the terms of this Agreement.  Each such Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Holder to the Company or of the occurrence of any event as a result of which any prospectus relating to such registration contains an untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or omits to state any material fact regarding such Holder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Holder or the distribution of such Registrable Securities, an untrue statement or a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(c)           Each of the Holders will comply with the provisions of the Securities Act with respect to disposition of the Registrable Securities to be included in any registration statement filed by the Company.

(d)           Notwithstanding anything to the contrary, in connection with any offering of securities of the Company (including without limitation any offering contemplated by Article 2 or Article 3 of this Agreement), each Holder agrees that if its Registrable Securities are included in the applicable registration, it will consent and agree to comply with any “hold back” restriction relating to shares of Common Stock or any other securities of the Company then owned by such Holder (and its controlled Affiliates), that may be reasonably requested by the underwriter(s) or placement or other selling agent(s) of such offering, not to exceed one hundred eighty (180) days, provided, however, that such Holder need not enter into any such arrangement unless each of the Company’s principal officers and its directors (and/or the respective stockholders designating such directors pursuant to any contract or agreement and their respective controlled Affiliates, if any) enter into agreements that contain substantially the same “hold back” restrictions and/or agreements (it being understood that this proviso shall not apply if a board designee of the Investor refuses to enter into such arrangement).  Without limitation to the foregoing, each Holder shall, upon the request of such underwriter(s) or agent(s), agree not to effect any public sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities, and not effect any such public sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the 30 days prior to, and during the 180-day period beginning on, the effective date of such registration statement.

ARTICLE 6
INDEMNIFICATION

6.1           The Company will indemnify each Holder, each of its officers, directors and partners, such Holder’s legal counsel and independent accountants, if any, each person controlling such Holder within the meaning of Section 15 of the Securities Act, each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act against all expenses (including reasonable attorneys fees), claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus, or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction by the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, such Holder’s legal counsel and independent accountants, each person controlling such Holder, each such underwriter and each person who controls any such underwriter for any legal and other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, claim, loss, damage, liability or action arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in such registration statement or prospectus, or any amendment or supplement thereto.

6.2           Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, severally indemnify the Company, each of its directors and officers, partners and Affiliates, its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors, partners, legal counsel and independent accountants, if any, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all expenses (including reasonable attorneys fees), claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus, or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, legal counsel, independent accountants, underwriters and control persons for any legal and other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Holder regarding such Holder and/or such Holder’s method of distribution expressly for use in such registration statement or prospectus, or any amendment or supplement thereto; provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the net proceeds to such Holder of Registrable Securities sold pursuant to such registration statement.

6.3           Each party entitled to indemnification under this Article 6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed).  The Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest.  The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless and then only to the extent such failure is materially prejudicial to the ability of the Indemnifying Party to defend the action.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

6.4           If the indemnification provided for in Section 6.1 or 6.2 is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of the expenses, claims, losses, damages or liabilities (or actions or proceedings in respect thereof) referred to in Section 6.1 or 6.2, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Holders of Registrable Securities on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Holders of Registrable Securities and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this Section 6.4 were to be determined by pro rata allocation (even if all Holders of Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 6.4.  The amount paid by an Indemnified Party as a result of the expenses, claims, losses, damages or liabilities (or actions or proceedings in respect thereof) referred to in the first sentence of this Section 6.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any claim, action or proceeding which is the subject of this Section 6.4.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The obligations of Holders of Registrable Securities to contribute pursuant to this Section 6.4 shall be several in proportion to the respective amount of Registrable Securities sold by them pursuant to a registration statement, and shall be limited to an amount equal to the net proceeds to each such Holder of Registrable Securities sold pursuant to such registration statement.

ARTICLE 7
RULE 144 REPORTING

With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of securities of the Company to the public without registration, the Company agrees to use its commercially reasonable efforts to:

7.1           Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times after the date hereof; and

7.2           File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, in each case until the earlier of (A) six months after such date as all of the Registrable Securities may be resold pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been sold by the Holders.

ARTICLE 8
TRANSFER OF REGISTRATION RIGHTS

The rights to cause the Company to register Registrable Securities under Sections 2.1 and 2.2 of this Agreement, together with all related rights and obligations, may be assigned by a Holder to either (a) an Affiliate of such Holder or (b) a third party which purchases at least 50% of the Shares purchased by the Investor pursuant to the Purchase Agreement; provided, however, that (A) the right to cause the Company to register Registrable Securities under Section 2.1 may only be held by one person or entity with respect to the Registrable Securities owned by him or it, (B) the transferor shall furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned prior to such transfer, and (C) such transferee shall agree in writing to be subject to all applicable restrictions set forth in this Agreement.  In each case, such rights may only be transferred together with the underlying Registrable Securities in a transfer permitted by the Securities Act and applicable state securities laws.

ARTICLE 9
LIMITATIONS ON REGISTRATION RIGHTS GRANTED TO OTHER SECURITIES

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investor, enter into any agreement with any holder or prospective holder of any securities of the Company providing for the grant to such holder of registration rights superior to those granted herein; provided that the foregoing shall not apply to the Wilhelmina Registration Rights Agreement; provided further that amendments (other than immaterial technical amendments) to Wilhelmina Registration Rights Agreement shall require the Investor’s consent.

ARTICLE 10
MISCELLANEOUS

10.1           Governing Law; Forum.  The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.  EACH OF THE PARTIES TO THIS AGREEMENT CONSENTS TO SUBMIT TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES TO THIS AGREEMENT AGREES NOT TO ASSERT IN ANY ACTION OR PROCEEDING ARISING OUT OF RELATING TO THIS AGREEMENT THAT THE VENUE IS IMPROPER, AND WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  Each of the parties hereto waives any right to request a trial by jury in any litigation with respect to this Agreement and represents that counsel has been consulted specifically as to this waiver.

10.2           Termination. This Agreement and all rights and obligations hereunder (other than Article 6 which shall survive) shall terminate upon the earlier of (a) eight years following the date hereof or (b) at such time the Holders no longer hold any shares of Common Stock.

10.3           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties hereto and shall inure to the benefit of and be binding upon each Holder of any Registrable Securities.

10.4           Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

10.5           Notices. All notices, requests, consents and other communications hereunder shall be made in writing and shall be deemed given (i) when made if made by hand delivery, (ii) one business day after being deposited with an overnight courier if made by courier guaranteeing overnight delivery, (iii) on the date indicated on the notice of receipt if made by first-class mail, return receipt requested or (iv) on the date of confirmation of receipt of transmission by facsimile, addressed as follows:

(a)           if to the Company, at

New Century Equity Holdings Corp.
200 Crescent Court, Suite 1400
Dallas, Texas 75230
Facsimile: (214) 661-7475
Attention:  Chief Financial Officer

(b)           if to the Investor, in care of:

Newcastle Partners, L.P.
200 Crescent Court, Suite 1400
Dallas, TX  75201
Facsimile:  (214) 661-7475
Attention:  Evan D. Stone, Esq.

(c)           if to a Holder, to the address reflected on the records of the Company, or such other address or addresses as shall have been furnished in writing by such party to the Company and to the other parties to this Agreement.

10.6           Severability.  The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

10.7           Titles and Subtitles.  The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

10.9           Amendment and Modification.  This Agreement may be amended, modified or supplemented in any respect only by written agreement by the Company and Holders representing at least a majority of the Registrable Securities, voting together as a single class;  provided, that no such amendment shall unfairly discriminate against a particular Holder relative to the other Holders.  Any action taken by the Holders, as provided in this Section 10.9, shall bind all Holders.

IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

New Century Equity Holdings Corp.		Newcastle Partners, L.P.

		By:	Newcastle Capital Management, L.P., its general partner

By	/s/ John Murray	By	/s/ Evan Stone

Its	Chief Financial Officer	Its	General Counsel

ANNEX A
PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer, will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

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We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act of 1933 and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective until the earlier of (1) two years following the effective date of the registration statement and (2) such time as all shares of common stock covered by this prospectus have been sold pursuant to this prospectus; provided that the limitation set forth in clause (1) shall not apply in the case of any shelf registration.

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